Exhibit No. (a)(5)(B)

Bristol-Myers Squibb Begins Tender Offer to Acquire Amylin Pharmaceuticals, Inc.

(NEW YORK & PRINCETON, NJ, July 10, 2012) — Bristol-Myers Squibb Company (NYSE: BMY) is commencing today, through its wholly owned subsidiary B&R Acquisition Company, a cash tender offer to purchase all outstanding shares of common stock of Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN). Bristol-Myers Squibb announced on Friday, June 29, 2012 its intent to acquire Amylin.

Upon the successful closing of the tender offer, stockholders of Amylin will receive $31.00 in cash for each share of Amylin common stock validly tendered and not validly withdrawn in the offer, without interest and less any applicable withholding taxes. Following the purchase of shares in the tender offer, Amylin will become a subsidiary of Bristol-Myers Squibb.

Bristol-Myers Squibb will file today with the U.S. Securities and Exchange Commission (SEC) a tender offer statement on Schedule TO which provides the terms of the tender offer. Additionally, Amylin will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of the Amylin board of directors that Amylin stockholders accept the tender offer and tender their shares. As previously announced, the Amylin board of directors has determined that the merger agreement entered into by Bristol-Myers Squibb, B&R Acquisition Company and Amylin on June 29, 2012 and its related transactions including the tender offer, are advisable, fair to and in the best interests of Amylin and its stockholders.

The tender offer will expire at 5:00 PM (New York City time) on Tuesday, August 7, 2012 unless extended in accordance with the merger agreement and the applicable rules and regulations of the SEC. The closing of the tender offer is subject to customary terms and conditions, including there being validly tendered a number of shares that constitutes at least a majority of Amylin’s outstanding shares of common stock determined on a fully diluted basis, and the expiration or the termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

Georgeson, Inc. is acting as information agent for Bristol-Myers Squibb. Evercore Group L.L.C. and Citigroup Global Markets Inc. are serving as financial advisers to Bristol-Myers Squibb in connection with the acquisition and Kirkland & Ellis LLP is its legal adviser. Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are serving as financial advisers to Amylin in connection with the acquisition and Skadden, Arps, Slate, Meagher & Flom LLP is its legal adviser.

Forward Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, relating to the acquisition of Amylin by Bristol-Myers Squibb and the discovery, development and commercialization of certain biological compounds. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the acquisition will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the acquisition will be realized. The actual dilutive impact on earnings per share in the near- and mid-term may differ from the expected impact described in this release. In addition, the compounds described in this release are subject to all the risks inherent in the drug development process, and there can be no assurance that these compounds will receive regulatory approval or be commercially successful. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. Bristol-Myers Squibb and B&R Acquisition Company will file with the SEC a tender offer statement on Schedule TO, and will mail an offer to purchase, forms of letter or transmittal and related documents to Amylin stockholders. Investors and Amylin stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Amylin with the SEC, because they will contain important information.

These documents will be available at no charge at the SEC’s website at www.sec.gov. The tender offer statement and the related materials may be obtained for free by directing a request by mail to Georgeson, Inc., 199 Water Street, 26th Floor, New York, NY or by calling toll-free (888) 663-7851. In addition, a copy of the offer to purchase, letter or transmittal and certain other related tender offer documents (once they become available) may also be obtained free of charge from Bristol-Myers Squibb by directing a request to: Public Affairs, Telephone Number: (609) 252-6579; E-Mail: jennifer.mauer@bms.com.

Contacts

Media:	Jennifer Fron Mauer, Telephone No.: (609) 252-6579; jennifer.mauer@bms.com Laura Hortas, Telephone No.: (609) 252-4587 laura.hortas@bms.com

Investors:	Teri Loxam, Telephone No.: (609) 252-3368, teri.loxam@bms.com Timothy Power, Telephone No.: (609) 252-7509, timothy.power@bms.com

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